FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO DISTRIBUTION AGREEMENT (this "Amendment") by and between PRINCETON PRIVATE INVESTMENT FUND, a Delaware statutory trust, having its principal office and place of business at 8000 Norman Center Drive, Suite 630, Minneapolis, Minnesota 55437 (the "Fund"), and KBS CAPITAL MARKETS GROUP LLC, a California limited liability company having its principal office and place of business at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 ("KBS") is effective as of April 1, 2017.

WHEREAS, the Fund is a closed-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") presently consisting of its sole series, the Princeton Private Investment Fund; and

WHEREAS, KBS is registered under the Securities Exchange Act of 1934, as amended ("Exchange Act"), as a broker-dealer, is a member of the Financial Industry Regulatory Authority ("FINRA"), and is engaged in the business of selling shares of registered investment companies either directly to purchasers or through other financial intermediaries; and

WHEREAS, the parties desire to amend that certain Distribution Agreement effective the 14th day of August, 2016 (the "Distribution Agreement"), to reflect certain changes in the subscription review and acceptance procedure.

In consideration of the mutual covenants and agreements contained herein, the Fund and KBS hereby agree as follows:

1. OFFERING OF SHARES

Sections 3(b) of the Distribution Agreement is hereby amended and restated in its entirety to read as follows:

(b) Investors will be directed to return all subscription agreements to the Fund's transfer agent. KBS and the Fund will promptly forward any subscription agreements received directly by them to the transfer agent for processing. Effective immediately, and until further notice, the Fund appoints KBS as its designated agent for the purpose of reviewing and accepting subscription agreements. However, the Fund retains the concurrent right to accept or reject subscriptions and the right at all times to monitor the subscription process. The Fund may change, revoke, or terminate KBS as designated agent immediately upon notice to KBS. KBS will review all subscriptions for completion and to confirm the investor has represented he/she is eligible to invest in the Fund and notify the Fund and the transfer agent of each individual subscription's acceptance. For the avoidance of doubt, nothing in this Agreement shall impose any obligations on KBS to determine or ascertain the suitability of an investment in the Fund for any investor. A

subscription shall not be binding unless the subscription agreement is in good order, the investor is eligible to invest in the Fund, and the subscription has been accepted. Furthermore, any subscription agreement may be rejected by either the Fund or its designated agent in its sole discretion. The Fund or its transfer agent will confirm accepted subscriptions on the relevant closing date, will make appropriate book entries and, upon receipt by the Fund or the transfer agent of payment therefore, will issue such Shares in uncertificated form pursuant to the instructions of KBS. To the extent KBS receives payment and instructions from investors, KBS agrees to cause such payment and such instructions to be delivered promptly to the Fund or the transfer agent.

2. MISCELLANEOUS

(a) All other provisions of the Distribution Agreement remain in full force and effect.

(b) No provision of this Amendment may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

(c) This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

(d) The parties may execute this Amendment or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e) If any part, term or provision of this Amendment is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Amendment did not contain the particular part, term or provision held to be illegal or invalid.

(f) In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Amendment on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PRINCETON PRIVATE INVESTMENT FUND	KBS CAPITAL MARKETS GROUP LLC
By:	By:
Name: John L. Sabre	Name: Mick Manning
Title: President	Title: Chief Executive Officer